EXHIBIT 4.1

                                                         Adopted by Shareholders
                                                            on November  1, 1993

                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                    INCENTIVE STOCK OPTION PLAN (the "Plan")

      1. Purpose of the Plan: The purpose of the Plan is to assist Technology Flavors & Fragrances, Inc. (the "Corporation") in attracting, retaining and motivating employees of the Corporation and of its subsidiaries and to closely align the personal interests of such employees with those of the shareholders by providing them with the opportunity, through options, to acquire Common Shares in the capital of the Corporation.

      2. Implementation: The grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of each stock exchange on which the shares of the Corporation are or become listed, of any governmental authority or regulatory body to which the Corporation is subject and of Section 422 of the United States Internal Revenue Code.

      3. Administration: The Plan shall be administered by the board of directors of the Corporation which shall, without limitation, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The board of directors may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretions with respect to the Plan granted to it under this Plan to the Executive Committee or such other committee of directors of the Corporation as the board of directors may designate. Upon any such delegation the Executive Committee or other committee of directors, as the case may be, as well as the board of directors, shall be entitled to exercise any or all of such authority, rights, powers and discretions with respect to the Plan. When used in the context of this Plan "board of directors" shall be deemed to include the Executive Committee or other committee of directors acting on behalf of the board of directors.

      4. Number of Shares Under Plan: The maximum number of Common Shares that may be made the subject of options pursuant to the Plan shall not exceed 500,000 Common Shares of the Corporation, adjusted from time to time in accordance with
Section 6(i), (the "Optioned Shares") which number of shares shall be reserved, set aside and made available for issue under and in accordance with the Plan provided that in no event shall options be granted entitling any single individual to purchase in excess of five percent of the then outstanding shares in the Corporation. If option rights granted to an individual under the Plan shall expire or terminate for any reason without having been exercised in respect of certain Optioned Shares, such Optioned Shares may be made available for other options to be granted under the Plan.

      5. Eligibility: Options may be granted under the Plan to any person who is an employee of the Corporation or of its subsidiaries as the board of directors may from time to

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time designate as a participant (a "Participant") under the Plan. Subject to the provisions of this Plan, the total number of Optioned Shares to be made available under the Plan and to each participant, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable, and any conditions or restrictions on the exercise of options, shall be in the full and final discretion of the board of directors. Nevertheless, the aggregate fair market value (determined as of the time the option is granted) of the stock for which any employee may be granted options under this Plan and all other incentive stock option plans of the Corporation or any of its subsidiaries shall not exceed $100,000 plus any unused limit carry-over to such year.

      6. Terms and Conditions:

            (a) Exercise Price: The exercise price to each Participant for each Optioned Share shall be as determined by the board of directors, but shall in no event be less than the mean between the high and low selling prices of the Common Shares on the day the option is granted (or, if no sales are effected that day, on the last day when sales were made) on the Toronto Stock Exchange or such other more senior exchange on which the Common Shares are listed at the time of the grant of the option (the "Normal Option Price"). Nevertheless, the exercise price of an option granted to a person who owns more than 10% of the total combined voting power of all classes of the Corporation's stock (or of the Corporation's parent or of a subsidiary of the Corporation, if any) (a "10% Person") shall be at least 110% of the Normal Option Price.

            (b) Option Agreement: All options shall be granted under the Plan by means of an agreement (the "Option Agreement") between the Corporation and each Participant in the form as may be approved by the board of directors, such approval to be conclusively evidenced by the execution of the Option Agreement by any two (2) directors or officers of the Corporation.

            (c) Length of Grant: All options granted under this Plan shall expire not later than the tenth anniversary of the date such Options were granted except that options granted to 10% Persons shall expire not later than the fifth anniversary of the date such Options were granted.

            (d) Non-Assignability of Options: An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Participant only by the Participant.

            (e) Right to Postpone Exercise: Each Participant, upon becoming entitled to exercise the option in respect of any Optioned Shares in accordance with the Option Agreement, shall be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option.

            (f) Exercise and Payment: Any option granted under the Plan may be exercised by a Participant or the legal representative of a Participant only after the Plan has been approved by the Corporation's shareholders and only by giving notice to the Corporation specifying the number of shares in respect of which such option is being exercised, accompanied


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by payment (by cash or certified cheque payable to the Corporation) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice. Upon any such exercise of an option by a Participant, the Corporation shall cause the transfer agent and registrar of the Common Shares of the Corporation to promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be, representing the number of shares specified in the notice. Such shares need not be registered under the securities law of any relevant jurisdiction.

            (g) Rights of Participants: The Participants shall have no rights as shareholders in respect of any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions, voting rights, warrants or rights under any rights offering) other than Optioned Shares in respect of which Participants have exercised their option to purchase and which have been issued by the Corporation.

            (h) Third Party Offer: If, at any time when an option granted under the Plan remains unexercised with respect to any Optioned Shares, an Offer to purchase all of the Common Shares of the Corporation is made by a third party, the Corporation shall use its best efforts to bring such offer to the attention of the Participants as soon as practicable and the Corporation may, at its option, require the acceleration of the time for the exercise of the option rights granted under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise.

            (i) Alterations in Shares: In the event of a share dividend, share split, issuance of shares or instruments convertible into Common Shares (other than pursuant to the Plan) for less than market value, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Corporation, the board of directors may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to Participants under the Plan. In any such event, the maximum number of shares available under the Plan may be appropriately adjusted by the board of directors. If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Corporation of those in another company is imminent, the board of directors may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Participants and of the time for the fulfillment of any conditions or restrictions on such exercise. All determinations of the board of directors under this paragraph 6(i) shall be full and final.

            (j) Termination: Subject to paragraph 6(k), if a Participant is dismissed as an employee by the Corporation or by one of its subsidiaries for cause, all unexercised option rights of that Participant under the Plan shall immediately terminate, notwithstanding the original term of the option granted to such Participant under the Plan.


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            (k) Disability or Retirement: Notwithstanding paragraph 6(j), if a
Participant ceases to be an employee of the Corporation or of one of its subsidiaries as a result of:

                  (i) disability or illness preventing the Participant from performing the duties routinely performed by such Participant;

                  (ii) resignation or retirement; or

                  (iii) such other circumstances as may be approved by the board of directors;

such participant shall have the right for a period of 30 days from the date of ceasing to be an employee (or, if earlier, until the expiry date of the option rights of the Participant pursuant to the terms of the Option Agreement) to exercise the option under the Plan with respect to all Optioned Shares of such Participant to the extent they were exercisable on the date of ceasing to be an employee. Upon the expiration of such 30 days period (or such earlier expiry date as provided for in the Option Agreement) all unexercised option rights of that Participant shall immediately terminate and shall lapse notwithstanding the original term of the option granted to such Participant under the Plan.

            (l) Deceased Participant: In the event of the death of any Participant, the legal representatives of the deceased Participant shall have the right for a period of 180 days from the date of death of the deceased Participant (or if earlier, until the expiry date of the option rights of the Participant pursuant to the terms of the Option Agreement) to exercise the deceased Participant's option with respect to all of the Optioned Shares of the deceased Participant to the extent they were exercisable on the date of death. Upon the expiration of such period all unexercised option rights of the deceased Participant shall immediately terminate, notwithstanding the original term of the option granted to the deceased Participant under the Plan.

      7. Amendment, Discontinuance and Termination of Plan: The board of directors may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time, provided that no such action may in any manner adversely affect the rights under any options earlier granted to a Participant under the Plan without the consent of that Participant. The Plan shall terminate ten (10) years after the Plan is adopted or ten (10) years after it is approved by the Corporation's shareholders, whichever is earlier.

      8. No Further Rights: Nothing contained in the Plan nor in any option granted under this Plan shall give any participant or any other person, any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation other than as set out in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Participants any right to continue as an employee or officer of the Corporation or of its subsidiaries.

      9. Compliance with Laws: The obligations of the Corporation to sell Common Shares and deliver share certificates under the Plan are subject to such compliance by the Corporation and the Participants as the Corporation deems necessary or advisable with all applicable corporate and securities laws, rules and regulations.


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      10. Gender: The use of the masculine gender in this Plan shall be deemed to include or be replaced by the feminine gender where appropriate to the particular Participant.


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